Exhibit 99.1

November 5, 2012

Attn.:	The Metropolitan Team
(For internal enterprise-wide distribution only via e-mail at 6:00 a.m. Eastern)

RE:	Humana Enters Into Agreement to Acquire Metropolitan Health Networks, Inc.

Dear Team,

This morning, Humana and Metropolitan issued a joint press release announcing that they have entered into a definitive merger agreement whereby Humana would acquire Metropolitan in a transaction valued at approximately $850 million. The press release that was issued is attached for your review.

For over 13 years we have worked hand in hand with Humana in achieving tremendous success and growth, and, as we look to the future of the health care industry and our place in it, the combination of our two companies makes tremendous sense. Under the umbrella of a nationwide leading health care company such as Humana, we can continue to grow our model of accountable, proactive managed care not just locally, but on a national level as well.

With over 25 years of experience in the Medicare space, $36.8 billion dollars in 2011 revenue and over 12 million medical members nationwide, Humana has the resources and scale that Metropolitan can rely on as we work to become a significant player in the delivery of primary care services on a broader scale. Today’s announcement represents a high watermark in the collective history of our company, a history we can all be very proud of.

Below you will find additional information that I hope will further your understanding of our goals as we undertake this next step in the evolution of our company.

Do we need to worry about our jobs?

•

The simple answer is that we will continue to operate in a “business as usual” format. Like the Continucare transaction I don’t want our associates to think that the purpose of this transaction is to succeed by cutting jobs and stripping out costs. It is not. Humana has shared their growth plans with us and expansion is on the horizon. What makes Metropolitan valuable to Humana is our people and their expertise. To maximize opportunities as new market expansion occurs, Metropolitan is expected to see increased investment in technology and field staff. No significant changes are anticipated in health center operations or in customer care philosophies.

Why did we undertake this kind of transaction?

•

Humana is acquiring Metropolitan because we provide them with a proven primary care-centric health care delivery model that has demonstrated scalability to new markets. In other words, they’ve seen us perform, they like what we do, and they want to help us expand into new markets.

•	Humana strongly believes that our model of care helps to simplify and improve the overall health care experience for customers.

Who will run the company going forward?

•

Upon completion of the acquisition, I will continue to serve as Chief Executive Officer of Metropolitan, and Dr. Guethon will remain as our President and Chief Operating Officer. In our wholly owned subsidiaries, Continucare Corporation and MetCare of Florida, Gemma Rosello will remain as President and Grace Hodge will continue in her role as Executive Vice President, respectively.

When will all of this take place?

•	The transaction is expected to close by the end of the first quarter of 2013 and is subject to standard closing conditions, including Metropolitan stockholder and regulatory approvals and clearances.

Will we still be an NYSE listed company?

•

As many of you will recall we became a New York Stock Exchange listed company in November 2011. Once the transaction closes, Metropolitan shares will no longer be traded. In being acquired by Humana we become an integral part of another publicly traded company on the Exchange under the symbol “HUM.”

•	This transaction allows us to deliver maximum value and liquidity to the loyal shareholders who have trusted us and invested in our company over the years.

Important Note:

This information has been broadcast to the general public. If you receive any external inquiries regarding today’s announcement please refer them to:

Al Palombo

Senior Vice President of Corporate Communications

Metropolitan Health Networks, Inc.

(561) 805-8511

apalombo@metcare.com

This combination will bring additional resources to our customers, maximum value and liquidity to our shareholders, and will provide greater opportunities for career growth for our associates. Your years of hard work and dedication have made this possible and I trust you will join me in celebrating today’s announcement. You should be very proud of the company you’ve helped to create and grow—I know I am. It’s a great day for Metropolitan and I look forward to keeping you updated as we move forward.

Yours truly,

Metropolitan Health Networks, Inc.

Chairman and CEO

All Associates Conference Call Information:

Mike Earley and Dr. Joe Guethon will be hosting a conference call to review further details of today’s announcement. Please dial in 5 – 10 minutes in advance of the call. If you are unable to dial in to the live call, please note the replay number listed below

Date:	Monday November 5, 2012

Time:	8:45 a.m.

Dial-in	Number:(877) 407-9210—Pass code: 205304

Replay:	Number:(877)-660-6853—Replay Conference ID #: 403502

The replay for this call will be available for 72 hours after the completion of the call.

Please note that when dialing in, you will be required to provide your name, office location, and e-mail address.

Additional Information and Where to Find It

In connection with the pending transaction between the Company and Humana described herein, the Company intends to file with the U.S. Securities and Exchange Commission (“SEC”) a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the Merger. The definitive proxy statement will be sent or given to the Company’s shareholders. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE MERGER, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. You may obtain a free copy of the proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the SEC, at the SEC’s website at www.sec.gov.

The proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the SEC may also be obtained for free by accessing the Company’s website, www.metcare.com under “About Us—For Investors—SEC Filings” or from the Company by contacting the Company at Metropolitan Health Networks, Inc., Attention: Roberto L. Palenzuela, General Counsel and Secretary, 777 Yamato Road, Suite 510, Boca Raton, Florida 33431, telephone number (561) 805-8500.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in favor of the pending Merger. Information about the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the pending transaction will be set forth in the proxy statement when it is filed with the SEC. You can find information about the Company’s directors and executive officers in its definitive proxy statement on Schedule 14A, filed with the SEC on May 3, 2012 and in the Company’s Annual Report on Form 10-K filed with the SEC on March 6, 2012, as amended on March 21, 2012. You can obtain free copies of these documents from the Company using the contact information above.